DENTSPLY International
World Headquarters
Susquehanna Commerce Center
221 West Philadelphia Street
York, PA 17405-0872
(717) 849-4273
Fax (717) 849-4760

NEWS

For Further

Information

Contact:

William R. Jellison	FOR IMMEDIATE RELEASE

Senior Vice President and

Chief Financial Officer

(717) 849-4243

DENTSPLY International Inc.

Reports Record Third Quarter 2007 Sales and Earnings

York, PA – October 31, 2007 -- DENTSPLY International Inc. (NASDAQ–XRAY) today announced record sales and earnings for the three months ended September 30, 2007.

FINANCIAL RESULTS

Three Months Ended September 30, 2007

Net sales in the third quarter of 2007 increased 12.0% to $488.1 million compared to $435.7 million reported for the third quarter of 2006. Net sales, without precious metal content, increased 12.8% to $445.3 million in the third quarter of 2007, compared to $394.8 million in the same period in 2006. Net sales without precious metal content, in the third quarter of 2007, reflects strong international sales, recent acquisitions, and the strength of international currencies, especially the Euro and the Swiss Franc. Sales of specialty products, including implants, endodontic, and orthodontic products, all enjoyed double-digit internal growth in the period.

Net income for the third quarter of 2007 was $65.7 million, or $0.42 per diluted share, an increase of 35.5% compared to $0.31 per diluted share in the third quarter of 2006. Net income in the third quarter of 2007 was reduced by restructuring and other costs, net of tax, of $3.0 million ($0.02 per diluted share), and was increased by net income tax adjustments of $7.8 million ($0.05 per diluted share). The third quarter of 2006 was increased by restructuring benefits net of tax, of $0.6 million, and was reduced by income tax adjustments of $3.4 million ($0.02 per diluted share).

Earnings on a non-GAAP basis, (excluding restructuring and other costs, and income tax-related adjustments), were $61.0 million or $0.39 per diluted share in the third quarter of 2007 compared to $52.2 million or $0.33 per diluted share in the third quarter of 2006. This represents an 18.2% increase in earnings per diluted share on an adjusted non-GAAP basis. For a reconciliation of GAAP and non-GAAP measures, see the attached table.

Bret Wise, Chairman and Chief Executive Officer, stated “We are pleased with our results in 2007 and believe that our broad product mix, focused on an attractive global dental market, positions us well for the future. We are seeing strength across many of our businesses, particularly in our international operations and our specialty businesses, including implants, orthodontics and endodontics. Our overall growth profile is also beginning to benefit from increased acquisition activity and strategic reinvestment of our strong cash flow generation.”

Mr. Wise also commented that, “Given the results year-to-date, we are pleased to once again increase our earnings guidance for the full year 2007 to $1.62 - $1.66, from our previous guidance of $1.60 - $1.64 per diluted share, excluding income tax-related adjustments, and restructuring and other costs.”

ADDITIONAL INFORMATION

A conference call has been scheduled for Thursday, November 1, 2007 at 8:30 AM Eastern Time. A live broadcast is available through Shareholder.com by accessing DENTSPLY’s website at www.dentsply.com. The Conference ID # is 6349635. In order to participate in the call, dial (888) 221-9576 (for domestic calls) and (913) 312-1483 (for international calls). At that time, you will be able to discuss the Third Quarter Earnings with DENTSPLY’s Management.

An on-line rebroadcast, as well as a transcript of the conference call will be available to the public following the conference call at the DENTSPLY website: www.dentsply.com. A replay will be available for one week following the conference call at (888) 203-1112 (for domestic calls) and (719) 457-0820 (for international calls), Passcode # 6349635.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world’s leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental implants, impression materials, orthodontic appliances, dental cutting instruments, infection control products, and dental injectable anesthetics. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors.

These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company’s Annual Report on Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

DENTSPLY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,		September 30,

	2007	2006	2007	2006

NET SALES	$ 488,103	$ 435,725	$ 1,468,329	$ 1,339,165
NET SALES - Ex-Precious Metals	445,332	394,845	1,330,706	1,201,784

COST OF PRODUCTS SOLD	235,113	209,814	700,277	650,964

GROSS PROFIT	252,990	225,911	768,052	688,201
% OF NET SALES	51.8%	51.8%	52.3%	51.4%
% OF NET SALES - Ex-Precious Metals	56.8%	57.2%	57.7%	57.3%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES	165,708	148,521	501,869	446,878

RESTRUCTURING AND OTHER OPERATING COSTS (INCOME)	4,692	(1,149)	8,889	6,184

INCOME FROM OPERATIONS	82,590	78,539	257,294	235,139
% OF NET SALES	16.9%	18.0%	17.5%	17.6%
% OF NET SALES - Ex-Precious Metals	18.5%	19.9%	19.3%	19.6%

NET INTEREST AND OTHER NON-OPERATING EXPENSE (INCOME)	745	54	(3,643)	(621)

PRE-TAX INCOME	81,845	78,485	260,937	235,760

INCOME TAXES	16,126	29,036	71,313	76,991

NET INCOME	$ 65,719	$ 49,449	$ 189,624	$ 158,769
% OF NET SALES	13.5%	11.3%	12.9%	11.9%
% OF NET SALES - Ex-Precious Metals	14.8%	12.5%	14.2%	13.2%

EARNINGS PER SHARE
-BASIC	$ 0.43	$ 0.32	$ 1.25	$ 1.02
-DILUTIVE	$ 0.42	$ 0.31	$ 1.23	$ 1.00

DIVIDENDS PER SHARE	$ 0.0400	$ 0.0350	$ 0.1200	$ 0.1050

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
-BASIC	151,632	153,968	151,886	156,246
-DILUTIVE	154,736	157,153	154,735	159,344

DENTSPLY INTERNATIONAL INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	September 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:

CASH AND CASH EQUIVALENTS	$ 141,821	$ 65,064
SHORT TERM INVESTMENTS	118,921	79
ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET	326,012	290,791
INVENTORIES, NET	277,057	232,441
OTHER CURRENT ASSETS	110,125	129,816
TOTAL CURRENT ASSETS	973,936	718,191

PROPERTY, PLANT AND EQUIPMENT, NET	351,566	329,616
IDENTIFIABLE INTANGIBLE ASSETS, NET	71,518	67,648
GOODWILL, NET	1,121,810	995,382
OTHER NONCURRENT ASSETS, NET	96,087	70,513

TOTAL ASSETS	$ 2,614,917	$ 2,181,350

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES	$ 322,418	$ 311,434
LONG-TERM DEBT	495,668	367,161
OTHER LIABILITIES	291,199	175,507
DEFERRED INCOME TAXES	51,717	53,191
TOTAL LIABILITIES	1,161,002	907,293

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	280	222
STOCKHOLDERS' EQUITY	1,453,635	1,273,835

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,614,917	$ 2,181,350

DENTSPLY INTERNATIONAL INC.
(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Three Months Ended September 30, 2007		Percentage
		of Net Sales,
	Operating Income	Ex-Precious Metals

Income from Operations	$ 82,590	18.5%

Restructuring and Other Costs	4,692	1.1%

Adjusted Non-GAAP Operating Earnings	$ 87,282	19.6%

Three Months Ended September 30, 2006		Percentage
		of Net Sales,
	Operating Income	Ex-Precious Metals

Income from Operations	$ 78,539	19.9%

Restructuring and Other Income	(1,149)	-0.3%

Adjusted Non-GAAP Operating Earnings	$ 77,390	19.6%

DENTSPLY INTERNATIONAL INC.
(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended September 30, 2007
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 65,719	$ 0.42

Restructuring and Other Costs, Net of Tax	3,032	0.02

Income Tax Related Adjustments	(7,756)	(0.05)

Adjusted Non-GAAP Earnings	$ 60,995	$ 0.39

Three Months Ended September 30, 2006
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 49,449	$ 0.31

Restructuring and Other Income, Net of Tax	(632)	(0.00)

Income Tax Related Adjustments	3,362	0.02

Adjusted Non-GAAP Earnings	$ 52,179	$ 0.33

DENTSPLY INTERNATIONAL INC.
(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Nine Months Ended September 30, 2007		Percentage
		of Net Sales,
	Operating Income	Ex-Precious Metals

Income from Operations	$ 257,294	19.3%

Restructuring and Other Costs	8,889	0.7%

Adjusted Non-GAAP Operating Earnings	$ 266,183	20.0%

Nine Months Ended September 30, 2006		Percentage
		of Net Sales,
	Operating Income	Ex-Precious Metals

Income from Operations	$ 235,139	19.6%

Restructuring and Other Costs	6,184	0.5%

Adjusted Non-GAAP Operating Earnings	$ 241,323	20.1%

DENTSPLY INTERNATIONAL INC.
(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Nine Months Ended September 30, 2007
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 189,624	$ 1.23

Restructuring and Other Costs, Net of Tax	5,710	0.04

Income Tax Related Adjustments	(7,400)	(0.05)

Rounding		(0.01)

Adjusted Non-GAAP Earnings	$ 187,934	$ 1.21

Nine Months Ended September 30, 2006
	Adjusted	Diluted
	Income	Per Share

Net Income	$ 158,769	$ 1.00

Restructuring and Other Costs, Net of Tax	4,060	0.03

Income Tax Related Adjustments	4,011	0.03

Rounding		(0.01)

Adjusted Non-GAAP Earnings	$ 166,840	$ 1.05